UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Keros Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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This Schedule 14A filing consists of the following press release issued by Keros Therapeutics, Inc. (the “Company”), relating to a presentation and open letter distributed by the Company to its stockholders in connection with the Company’s 2025 Annual Meeting of Stockholders. The press release was first used or made available on May 19, 2025.

Keros Therapeutics Highlights Commitment to Maximizing Stockholder Value

Files Investor Presentation and Issues Open Letter to Stockholders

Urges Stockholders to Protect the Value of Their Investment by Voting “FOR” Each of the Company’s Highly Qualified Director Nominees

Lexington, Mass., May 19, 2025 – Keros Therapeutics, Inc. (“Keros”, the “Company” or “we”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today filed an investor presentation with the U.S. Securities and Exchange Commission (the “SEC”) and issued an open letter to stockholders in connection with its upcoming Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on June 4, 2025. Stockholders of record as of April 7, 2025, will be entitled to vote at the Annual Meeting.

Keros recommends stockholders vote “FOR” each of its three director nominees: Mary Ann Gray, Ph.D., Ran Nussbaum and Alpna Seth, Ph.D.

The full text of the letter being mailed to stockholders is as follows:

Dear Fellow Keros Stockholders,

At the upcoming Annual Meeting, you have an important decision to make regarding your investment in Keros.

Our Board of Directors (the “Board”) is focused on acting in the best interests of the Company and its stockholders and is in the middle of a comprehensive strategic review process to evaluate all potential options to maximize stockholder value, including a sale or other business combination transaction, continued investment in the Company’s pipeline, and/or return of excess capital or any combination thereof, and expects to announce an interim update by June 9, 2025. While that process should be the Board’s top priority and focus, ADAR1 Capital Management, LLC (“ADAR1”) has launched a distracting and self-serving campaign designed to dictate the outcome of the strategic review by eliminating all options for the Board except an immediate liquidation strategy.

We strongly recommend that you vote “FOR” each of Keros’ three highly qualified and experienced director nominees and protect the value of your investment.

Keros Has Successfully Developed a Differentiated Clinical Pipeline of Therapies

Keros, under the guidance of a highly experienced management team and with effective oversight by its Board, has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefits to patients, highlighted by three key assets targeting indications with high unmet clinical need.

•	One of our product candidates, KER-065, is being developed for the treatment of neuromuscular diseases. We recently announced initial topline results from the Phase 1 clinical trial of KER-065 in healthy volunteers which we believe support advancement of the program into a Phase 2 clinical trial of KER-065 in Duchenne muscular dystrophy (“DMD”). We plan on engaging with regulatory authorities on the KER-065 program, starting in the third quarter of 2025. Subject to the outcome of these regulatory interactions, we expect to initiate a Phase 2 clinical trial of KER-065 in patients with DMD in the first quarter of 2026. Our encouraging preclinical and Phase 1 clinical data for KER-065 has generated positive feedback from leading DMD experts:

o	“KER-065 appears promising and may have the potential to benefit a broad spectrum of patients with DMD, from young ambulatory boys to older, non-ambulatory individuals.” – Liesbeth De Waele, MD, Deputy Head of Clinics, Dept. of Paediatric Neurology, University Hospitals Leuven in Belgium

o	“Vertebral fractures are a water-shed moment. KER-065 could help reduce these in patients with DMD.” – Emma Ciafaloni, MD, Professor of Neurology and Pediatrics, University of Rochester, and Chair of the Clinical Research Committee MDSTARnet
o	“These preclinical data are very exciting, and I will be delighted to see this progressing to clinic.” – Laurent Servais, MD PhD, Professor of Pediatric Neuromuscular Diseases, Oxford

•	Our most advanced product candidate, elritercept (KER-050), is being developed for the treatment of low blood cell counts (“cytopenias”), including anemia and thrombocytopenia, in patients with myelodysplastic syndromes (“MDS”), and in patients with myelofibrosis. We believe elritercept has the potential to provide benefit to patients suffering from red blood cell and platelet differentiation and maturation defects occurring across the spectrum from early through terminal stages of hematopoiesis, and consequently may be effective for many patients that have limited treatment options or are refractory to available therapies. In December 2024, Keros announced an exclusive global license agreement with Takeda Pharmaceuticals U.S.A., Inc. (TSE:4502/NYSE:TAK) (“Takeda”) to further develop, manufacture and commercialize elritercept worldwide outside of mainland China, Hong Kong and Macau. This collaboration delivered a $200 million upfront payment to the Company and, subject to the terms of the agreement, Keros is eligible to receive development, commercial and sales milestones of up to $1.1 billion along with tiered annual net sales royalties. It also brought on a strong strategic partner that we believe will not only support our near-term development goals but may also open the door for additional indications that could drive significant long-term value creation.

•	Our last product candidate is cibotercept (KER-012). We expect to present topline data from our Phase 2 clinical trial evaluating cibotercept in patients with pulmonary arterial hypertension (“PAH”), which we refer to as the TROPOS trial, in the second quarter of 2025. We announced the early termination of the TROPOS trial in January 2025, based on an ongoing safety review due to the unanticipated observation of pericardial effusion adverse events in the trial. Following completion of the TROPOS trial, we plan to evaluate the appropriate development strategy for cibotercept.

The Company’s pipeline is supported by a disciplined approach to capital allocation and robust cash position, which has been bolstered by recent strategic initiatives such as the Takeda partnership.

The Company’s seasoned management team has more than 150 years of combined biotech experience primarily focused on the TGF-β space, with more than 100 issued U.S. patents and critical expertise gained from co-inventing two blockbuster FDA-approved pharmaceutical drugs. We are confident that Keros is well-positioned to advance its robust pipeline of novel therapies, leveraging deep scientific insights into TGF-β biology, and driving innovative treatments for conditions with high unmet medical need.

Keros’ Board Is Undertaking a Formal Review Process to Evaluate Strategic Alternatives to Maximize Stockholder Value

Following the announcement of the early termination of the TROPOS trial in January 2025, and in response to feedback gathered from stockholders – including ADAR 1 – on April 10, 2025, the Board determined to undertake a formal review process to evaluate strategic alternatives to maximize stockholder value.

This process is led by a strategic committee consisting of independent and disinterested directors (the “Strategic Committee”). The Strategic Committee, with the assistance of outside financial and legal advisors, intends to consider a comprehensive range of strategic alternatives, including but not limited to a sale of the Company or other business combination transaction, continued investment in the Company’s pipeline, and/or return of excess capital to stockholders or any combination thereof.

Keros is not like many other biotech companies that are currently evaluating strategic alternatives – the Company has a demonstrated track record of creating stockholder value through developing its portfolio of differentiated product candidates, as shown by the $200 million upfront and $1.1 billion of potential milestones under the Takeda partnership. Additionally, the Company still has promising product candidates in the pipeline, including KER-065, which the Company expects to advance into a Phase 2 clinical trial in DMD in the first quarter of 2026, subject to regulatory interactions. The Board believes the Company is well-positioned to create value for stockholders coming out of the strategic review process, and intends to provide an update on the Strategic Committee’s work no later than June 9, 2025.

Despite this, ADAR1, which at the end of 2024 reported holding less than 24,000 shares of the Company, but since has rapidly accumulated a large stake, has embarked on an aggressive campaign against the Company which could jeopardize the strategic review process. We believe their actions are self-serving, aimed at influencing the outcome of the strategic review process without a full understanding of the facts, and not aligned with the best interests of all stockholders.

Keros Has the Right Board to Oversee the Strategic Review Process and Ultimately the Value-Maximizing Path Forward

Today, the Keros Board is comprised of nine directors, all of whom are independent except for the Company’s CEO. This includes four representatives of Keros stockholders, two of whom are representatives of Pontifax, the Company’s second largest stockholder. Additionally, 44% of our Board is already comprised of investor perspectives. This is compared to only ~17% for the median of our performance peer group, and only 13% for our proxy peers.1

Our Board offers a deep and diverse range of experience across the biotechnology and pharmaceutical sectors, including drug discovery, clinical development, regulatory strategy, and commercialization. Collectively, our Board members bring extensive experience through their senior leadership roles at biopharma companies, service on boards of public and private life sciences firms, and contributions to the successful development and launch of innovative therapies. Their combined scientific, operational, and strategic expertise provides strong governance and guidance as Keros advances its pipeline of treatments. Additionally, our Board members bring substantial M&A and capital allocation experience, particularly within the life sciences sector. This is the right Board to oversee the strategic review process and execute on the ultimate outcome of that process.

1 Performance Peers based on rare hematology companies with significant partnerships and clinical stage DMD peers: GERN, DYN, TRDA, KURA. DNTH.

ADAR1’s aggressive campaign to oppose two of the Board’s highly qualified directors underscores a troubling disregard for board diversity and critical expertise at a pivotal time for the Company:

Mary Ann Gray, Ph.D. Current Public Board Experience BioAtla NASDAQ: BCAB (since 2020) Compass Therapeutics NASDAQ: CMP (since 2022) RAPT Therapeutics NASDAQ: RAPT (since 2019)

Biopharmaceutical industry leader and financial analyst with scientific background and track record of overseeing the financial development of commercial stage biotechnology companies

✓    24+ years of strategic advisory experience for biotechnology companies and leaders

✓    M&A experience following service on the boards of Senomyx and Juniper Pharmaceuticals, both of which were acquired in premium all cash transactions, and Dyax Corp., a rare disease company acquired by Shire in 2016

✓    Covered multiple companies as a sell-side analyst and as a buyside portfolio manager (oversaw $1B+ in healthcare investments)

✓    Familiarity with scaling biopharmaceutical companies across all lifecycle stages

✓    20+ years of public company board experience, including corporate governance, boardroom leadership, understanding of stockholder engagement and critical stakeholder relationships

Ran Nussbaum

Previous Public Board Experience

UroGen Pharma

NASDAQ: URGN

(2013 – 2023)

Prevail Therapeutics Inc.

NASDAQ: PRVL

(2018 – 2021)

ArQule, Inc.

NASDAQ: ARQL

(2017 – 2020)

Kite Pharma, Inc.

NASDAQ: KITE

(2013 – 2017)

Biotechnology venture capital investor with understanding of early to late-stage life sciences companies

✓    20+ years of financial and investment experience, managing a portfolio of $1.2B at a venture capital firm focused on transformative healthcare technologies

✓    Track record of overseeing M&A, IPO transactions and other high-profile exits, including his service on Kite Pharma BOD (sold to Gilead), cCAM Therapeutics (sold to Merck), ArQule (ARQL) (sold to Merck), Emergence (sold to Lilly)

✓    Strategic insight into value creation initiatives and capital allocation strategies

Alpna Seth, Ph.D. Current Public Board Experience Bio-TECHNE Corporation NASDAQ: TECH (since 2017) Dr Reddy’s Laboratories NYSE: RDY (since 2023)

Biopharmaceutical senior executive with a proven track-record of P&L management, oversight of global operational expansion, broad drug development and leadership experience across therapeutic areas and modalities

✓    Three decades of experience in the healthcare, biotechnology and pharmaceutical industry

✓    Guided the overall drug development of Tecfidera from late-stage clinical development to commercial launch, a multibillion-dollar global neurology drug franchise

✓    International operational expertise leading the build of new businesses, including oversight of numerous Biogen commercial product launches as a senior executive

✓    Served on Board of Seagen from early 2018 until its $43B acquisition by Pfizer in December 2023

✓    Early in her career at Biogen, she led oncology R&D which culminated in a merger with Idec Pharma to form Biogen Idec

✓    Insights into evolving drug markets and value-enhancing capital allocation strategies at biopharmaceutical companies

Despite failing to nominate directors during the Company’s well-established nomination window, and despite significant engagement from members of the Keros Board and management team, ADAR1 has determined to advance its own self-serving agenda at the eleventh hour before our Annual Meeting, which is threatening and distracting from the Board’s top priority – successfully completing the strategic alternatives review process to maximize value for ALL stockholders.

The Choice is Clear

This is a critical time for Keros as it advances its pipeline and determines the right path forward. The Keros Board will continue to make decisions that are in the best interests of its stockholders to generate long-term value.

We urge you to vote in favor of each of Keros’ three director nominees, Mary Ann Gray, Ph.D., Ran Nussbaum and Alpna Seth, Ph.D.

We thank you for your continued support.

Sincerely,

The Keros Board of Directors

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

YOU MAY VOTE BY TELEPHONE, THE INTERNET OR MAIL BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.
WE URGE YOU TO VOTE TODAY!

If you have any questions or require any assistance with voting your shares, please contact:

7 Penn Plaza
New York, New York 10001

Toll-Free: 1-800-322-2885

Or

Email: proxy@MacKenziePartners.com

Goldman Sachs & Co. LLC is serving as Keros’ financial advisor, and Cooley LLP is serving as legal counsel.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. One of Keros’ product candidates, cibotercept (KER-012), is being developed for the treatment of pulmonary arterial hypertension and for the treatment of cardiovascular disorders. Keros’ second product candidate, KER-065, is being developed for the treatment of neuromuscular diseases. Keros’ most advanced product candidate, elritercept (KER-050), is being developed for the treatment of cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipates,” “believes,” “continue,” “expects,” “enable,” “potential” and “will” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning the intended benefits and outcome of the strategic review process (including timing of announcing an update), expected cash runway, expected development and regulatory pathway, timing of data release and therapeutic benefits of the Company’s product candidates, and our continued collaboration with Takeda Pharmaceuticals. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: whether the objectives of the strategic alternative review process will be achieved; the terms, structure, benefits and costs of any strategic transaction; the timing of any transaction and whether any transaction will be consummated at all; the risk that the strategic alternatives review and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and maintain relationships with partners, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; the risk the strategic alternatives review could divert the attention and time of the Company’s management; the risk of any unexpected costs or expenses resulting from the review; the risk of any litigation relating to the review; Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its product candidates, cibotercept, KER-065 and elritercept; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; the risk that circumstances surrounding or leading up to our 2025 Annual Meeting may change; Keros’ ability to obtain, maintain and protect its intellectual property; and Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in Keros’ filings with the SEC, including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 6, 2025, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Important Additional Information and Where to Find It

On April 23, 2025, the Company filed a definitive proxy statement on Schedule 14A (the "Proxy Statement") and form of accompanying proxy card with the SEC in connection with its 2025 Annual Meeting and its solicitation of proxies for the Company’s director nominees and for other matters to be voted on. The Company may also file other relevant documents with the SEC regarding its solicitation of proxies for the 2025 Annual Meeting. This communication is not a substitute for any proxy statement or other document that the Company has filed or may file with the SEC in connection with any solicitation by the Company. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a copy of the Proxy Statement and any amendments or supplements to the Proxy Statement and any other relevant documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://ir.kerostx.com/financials-filings/sec-filings.

Certain Information Regarding Participants

This communication is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the SEC. The Company, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies for the 2025 Annual Meeting. Information regarding the names of such persons and their respective direct or indirect interests in the Company, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on April 23, 2025, including in the sections captioned "Compensation Discussion and Analysis," "Executive Compensation," "Non-Employee Director Compensation," "Transactions with Related Persons and Indemnification" and "Security Ownership of Certain Beneficial Owners and Management." To the extent that the Company's directors and executive officers have acquired or disposed of securities holdings since the applicable "as of" date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Contacts

Investor Contact:

Justin Frantz

jfrantz@kerostx.com

617-221-6042

Media Contact:

Mahmoud Siddig / Adam Pollack / Viveca Tress

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449